FEDERATED INVESTMENT SERIES FUNDS, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of FEDERATED INVESTMENT SERIES FUNDS, INC. (the “Corporation”), hereby consent in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14 of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though they had been adopted at a meeting of the Directors of the Corporation:

RESOLVED,	that the Board hereby ratifies the Secretary and Assistant Secretaries of the Corporation signing in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Strategic Yield Portfolio, a portfolio of EquiTrust Series Fund, Inc. into Federated Bond Fund, a portfolio of the Corporation.

WITNESS the due execution hereof this 14th day of April, 2011.

/S/ John F. Donahue	/S/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/S/ Nicholas P. Constantakis	/S/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/S/ John F. Cunningham	/S/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/S/ J. Christopher Donahue	/S/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/S/ Maureen Lally-Green	/S/ James F. Will
Maureen Lally-Green	James F. Will

/S/ Peter E. Madden
Peter E. Madden